Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement of SFX Broadcasting, Inc. ("SFX") and Multi-Market Radio, Inc. ("MMR") that is made part of the Registration Statement (Form S-4) and related Prospectus of SFX for the registration of its Common Stock, $.01 par value, to be issued in connection with the merger agreement among MMR, SFX, and SFX Merger Company, and to the inclusion or incorporation by reference of our reports dated
(i) February 20, 1996, except for Note 14 as to which the date is May 1, 1996, with respect to the consolidated financial statements of SFX and subsidiaries at December 31, 1995 and 1994, and each of the three years in the period ended December 31, 1995; (ii) February 20, 1996, except for Note 10 as to which the date is September 30, 1996, with respect to the consolidated financial statements of MMR at December 31, 1995 and 1994, and for the years then ended;
(iii) May 20, 1996 with respect to the financial statements of KKRW-FM (a division of CBS, Inc.) at December 31, 1995 and 1994, and for the years then ended; (iv) September 20, 1996 with respect to the financial statements of WKSS 95.7-FM (a division of Precision Media Corporation) at December 31, 1995 and 1994, and for the years then ended; and, (v) September 24, 1996 with respect to the combined financial statements of WRFX-FM and WEDJ-FM (divisions of Pyramid Communications, Inc.) at December 31, 1995 and for the year then ended.


                                                          Ernst & Young LLP



New York, New York
September 30, 1996